FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-70678

PROSPECTUS SUPPLEMENT No. 1
(To Prospectus dated October 12, 2001)
DATED JANUARY 11, 2002

6,661,275 Common Shares

    This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

    This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated October 12, 2001, which is to be delivered with this prospectus supplement.

    The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
W. Arthur Cullman Jr (1)	8,299
Richard L. Cullman (1)	8,299
Beatrice Cullman Egger (1)	8,299
Cullman, Peter A. Irrev. Trust, Richard L. Cullman, TTEE (1)	8,299
Ursuline Academy of Cincinnati (2)	820
Mennel, David R. (3)	156,522

(1)
The units pursuant to which these shares may be issued were acquired by a transfer from the W. Arthur Cullman Sr. Trust to the named individuals.

(2)
The units pursuant to which these shares may be issued were acquired by a transfer from Charles E. Rodgers to the named institution.

(3)
The units pursuant to which these shares may be issued are pledged to Merrill Lynch Bank USA and/or Merrill Lynch Private Finance, Inc., who may also be selling shareholders with respect to such shares.